Exhibit 10.4

CASH COLLATERAL AND DISBURSEMENT AGREEMENT

among

U.S. BANK NATIONAL ASSOCIATION,

as the Disbursement Agent,

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee,

ABACUS PROJECT MANAGEMENT, INC.,

as the Independent Construction Consultant,

and

THE OLD EVANGELINE DOWNS, L.L.C.

THE OLD EVANGELINE DOWNS CAPITAL CORP.,

collectively, as the Issuers

Dated as of February 25, 2003

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	Form of Initial Disbursements Certificate

Exhibit B-1	Form of Issuers’ Closing Certificate

Exhibit B-2	Form of Independent Construction Consultant’s Closing Certificate

Exhibit B-3	Form of Disbursement Agent’s Closing Certification

Exhibit B-4	Form of Trustee’s Closing Certification

Exhibit B-5	Form of Manager’s Certificate

Exhibit C	Form of Interest Disbursement Request

Exhibit D-1	Form of Completion Reserve Disbursement Request and Certificate

Exhibit D-2	Form of Post-Final CDA Disbursement Completion Reserve Disbursement of Request and Certificate

Exhibit E-1	Form of Construction Disbursement Request and Certificate

Exhibit E-2	Form of Advance Disbursement Request and Certificate

Exhibit F	Form of Construction Disbursement Budget Amendment Certificate

Exhibit G-1	Form of Contract Amendment Certificate

Exhibit H	Form of Additional Contract Certificate

Exhibit G-2	Form of Consent to Collateral Assignment of Contract

Exhibit I	Form of Pro Forma Title Policy

Exhibit J-1	Property Legal Description

Exhibit J-2	Port Allen Property Legal Description

Exhibit J-3	Leased Premises Legal Description

iv

CASH COLLATERAL AND DISBURSEMENT AGREEMENT

THIS CASH COLLATERAL AND DISBURSEMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of February 25, 2003, by and among U.S. BANK NATIONAL ASSOCIATION, a national banking association, having an office at 180 East 5th Street, St. Paul, Minnesota 55101, as trustee (together with its successors and assigns, the “Trustee”) under the Indenture (as defined below), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as disbursement agent (together with its successors and assigns, the “Disbursement Agent”), ABACUS PROJECT MANAGEMENT, INC., an Arizona corporation, as independent construction consultant (together with its successors and assigns, the “Independent Construction Consultant”), and THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (the “Company”) and THE OLD EVANGELINE DOWNS CAPITAL CORP., a Delaware corporation (“Capital,” together with the Company, the “Issuers”).

R E C I T A L S

A. Notes. The Issuers have issued One Hundred Twenty-Three Million Two Hundred Thousand Dollars ($123,200,000) in aggregate principal amount of its 13% Senior Secured Notes due 2010 With Contingent Interest (the “Original Notes” and, together with any additional Notes issued under the Indenture and any new notes issued in exchange for the Original Notes or such additional Notes, the “Notes”) concurrently herewith. The Notes have been issued pursuant to the provisions of an Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”) dated the date hereof, among the Issuers and the Trustee, on behalf of itself and the holders of the Notes. Net proceeds from the issuance of the Notes will be disbursed as follows: (a) approximately Sixty-Two Million Four Hundred Thousand Dollars ($62,400,000) (the “Construction Proceeds”) will be deposited contemporaneously with the execution of this Agreement into Account No. 33497901 held at the Disbursement Agent (said account, or any substitute account selected in accordance with the terms of this Agreement, is referred to herein as the “Construction Disbursement Account”), to be maintained by the Disbursement Agent pursuant to Section 2 of this Agreement; (b) Twenty Three Million Seven Hundred Thousand Dollars ($23,700,000) (the “Interest Reserve Proceeds”) will be deposited contemporaneously with the execution of this Agreement into Account No. 33497902, held at the Disbursement Agent (said account, or any substitute account selected in accordance with the terms of this Agreement, is referred to herein as the “Interest Reserve Account”), to be maintained by the Disbursement Agent pursuant to Section 2 of this Agreement; and (c) Five Million Dollars ($5,000,000) (the “Completion Reserve Proceeds,” which, together with the Construction Proceeds and the Interest Reserve Proceeds, shall be referred to herein as the “Proceeds”), will be deposited contemporaneously with the execution of this Agreement into Account No. 33497903, held at the Disbursement Agent (said account, or any substitute account selected in accordance with the terms of this Agreement, is referred to herein as the “Completion Reserve Account”), to be maintained by the Disbursement Agent pursuant to Section 2 of this Agreement.

B. Collateral and Collateral Assignment. As security for its obligations under the Notes and the Indenture, the Issuers have granted security interests to the Trustee, on behalf of itself and the holders of Notes, in certain assets and has collaterally assigned certain contracts to the Trustee. As further security for its obligations under the Notes and the Indenture, the Issuers also have granted pursuant to the Pledge Agreement a security interest to the Trustee, on behalf of itself and the holders of the Notes, in all of the Issuers’ right, title and interest in the Construction Disbursement Account, the Completion Reserve Account, the Interest Reserve Account, the Disbursed Funds Account (as defined herein) and any Proceeds or other amounts held in any such accounts.

C. Purpose. The parties intend that portions of the Proceeds and the other amounts deposited from time to time in the Construction Disbursement Account be used to design, develop, construct, equip and operate the Project (as defined herein), all in accordance with this Agreement and the Indenture. The parties have entered into this Agreement in order to set forth the conditions upon which, and the manner in which, funds will be disbursed in order to permit the Issuers to design, develop, construct, equip and operate the Project and to pay certain Debt Financing Costs when due and payable under the Notes.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Defined Terms. In this Agreement (including the preamble and recitals), the terms defined in this Section 1 shall have the meanings herein specified, such definitions to be equally applicable to both the singular and plural forms of any of the terms defined:

“Account Agreement” means that certain Account Agreement dated as of even date herewith by and among the Trustee, the Issuers, and U.S. Bank National Association, as securities intermediary.

“Accounts” means the Interest Reserve Account, the Completion Reserve Account and the Construction Disbursement Account.

“Additional Contract Certificate” means the Officer’s Certificate of the Issuers in the form of Exhibit G-2 attached hereto.

“Additional Revenue” means revenue (including, without limitation, investment income (loss), less any losses or costs associated therewith, earned on amounts in the Construction Disbursement Account and the Completion Reserve Account) generated by the Issuers (other than from disposition of its assets), but only to the extent that such revenue is held by the Issuers, free and clear of any claims of any other parties whatsoever, other than claims of the Trustee and holders of the Notes; provided, however, that as of any date of measurement, Additional Revenue also shall include investment income (loss), less any losses or costs associated therewith, which the Issuers reasonably determine (with the reasonable concurrence of the Disbursement Agent) will be earned on funds in the Construction Disbursement Account and the Completion Reserve Account through the reasonably anticipated date that the Project becomes Operating, taking into account the current and future reasonably anticipated rates of return on

Cash Equivalents in the Construction Disbursement Account and the Completion Reserve Account and the reasonably anticipated times and amounts of draws therefrom for the payment of Construction Expenses or in connection with permitted amendments to the Construction Disbursement Budget (as applicable).

“Advance Disbursement” means a disbursement from the Construction Disbursement Account to the Company pursuant to Section 7.3 and in accordance with the Construction Disbursement Budget, notwithstanding the fact that not all certifications and lien releases have been obtained and other disbursement conditions have not been satisfied; provided, however, that the aggregate amount of Advance Disbursements outstanding at any time shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

“Advance Disbursement Certificate” means an Officer’s Certificate from the Issuers in the form of Exhibit E-2 annexed hereto.

“Affiliate” has the meaning given in the Indenture.

“Agreed Permits” are the permits listed on Exhibit 4 to Exhibit B-1 annexed hereto.

“Applicable Permits” means the national, state and local license authorizations, certifications, filings, recordings, permits or other approvals with or of any Governmental Instrumentality, including, without limitation, environmental, construction, operating or occupancy permits that are Legal Requirements with respect to the design, construction, operation or maintenance of the Project in accordance with the Operative Documents. Without limiting the foregoing, Applicable Permits also include Construction Period permits for temporary construction utilities and temporary sanitary facilities, dump permits, road use permits, permits related to the use, storage and disposal of hazardous materials introduced to the Property for or in connection with the performance of the design, construction, operation or maintenance of the Project, and permits issued pursuant to Legal Requirements.

“Application for Payment” is AIA Document G702.

“Architect” means Kitrell Garlock and Associates, AIA, Ltd., d/b/a KGA Architecture, and its successors identified by notice from the Company to the Disbursement Agent.

“Architect Agreement” means the Standard Form of Agreement Between Owner and Architect with Standard Form of Architect’s Services (AIA Document B141-1997 edition) and the Standard form of Architect’s Services: Design and Contract Administration (AIA Document B 141-1997 edition) attached thereto, each of which has been executed by the Architect and the Company, dated as of January 31, 2003 and effective as of October 10, 2001 (as amended, modified or supplemented from time to time in accordance with this Agreement).

“Available Funds” means, at any given time, the sum of (a) the balance of the Construction Disbursement Account and the Completion Reserve Account, (b) so long as there is no Default or Event of Default, Additional Revenue expected to be earned from and after such time, (c) the net proceeds of any FF&E Financing that the Issuers have incurred or reasonably expect to incur as permitted under the Indenture, less all amounts previously drawn upon from such FF&E Financing and (d) the net proceeds available for loan under any Credit Agreement that the Issuers enter into or reasonably expect to enter into as permitted under the Indenture, less all amounts previously drawn upon from such Credit Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, Louisiana or Minnesota are authorized or obligated by Legal Requirement to close.

“Cash Equivalents” has the meaning given in the Indenture.

“Casino” means the portion of the Project described as Phase I under the Construction Contract.

“Change Order” has the meaning given in the Construction Contract. “Collateral” has the meaning given in the Indenture. “Collateral Agreements” has the meaning given in the Indenture.

“Company Properties” means the Property and, until such time as transferred or conveyed as permitted under the Indenture, the Port Allen Property and the leasehold interest in the Existing OED Lease.

“Construction Contract” means the Standard Form of Agreement Between Owner and Contractor (AIA Document Al11-1997 edition) and General Conditions of the Contract for Construction (AIA Document A201-1997 edition) for the construction of the portion of the Project as defined therein, executed by the General Contractor and the Company, dated as of February 25, 2003 (as amended, modified or supplemented from time to time in accordance with this Agreement).

“Construction Disbursement Budget” means the Initial Construction Disbursement Budget, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

“Construction Disbursement Budget Amendment Certificate” means an Officer’s Certificate from the Issuers in the form of Exhibit F attached hereto.

“Construction Disbursement Certificate” means an Officer’s Certificate from the Issuers in the form of Exhibit E-1 annexed hereto.

“Construction Documents” means the Construction Contract, the Architect Agreement, and any other Contract entered into by the Company on, prior to or after the Issue Date with respect to construction of all or any portion of the Project (other than the Financing Agreements and the documents evidencing or securing the FF&E Financing or a Credit Agreement), as the same may be amended, modified or supplemented from time to time as permitted thereunder and in accordance with this Agreement.

“Construction Expenses” means Hard Costs and Soft Costs (other than Debt Financing Costs and any Issuance Fees and Expenses) incurred in connection with the design, development,

engineering, construction, installation or equipping of the Project in accordance with the Construction Disbursement Budget, including pre-opening expenses.

“Construction Period” means the period from the Issue Date to and including the initial date that the entire Project is Operating.

“Construction Schedules” mean, collectively, schedules describing the sequencing of the components of work to be undertaken in connection with the Project, which schedules demonstrate that each portion of the Project will be Operating prior to its applicable Operating Deadline.

“Contract” means a contract to which the Company is a party pertaining to the design, development, engineering, installation or construction of all or any portion of the Project, including, without limitation, any contract, license and performance and payment bond or guarantee, if any; provided, however, such term shall not include any of the Subcontracts, the Subsubcontracts, the Financing Agreements or any of the documents evidencing or securing the FF&E Financing or the Credit Agreement.

“Contract Amendment Certificate” is an Officer’s Certificate from the Issuers in the form of Exhibit G-1 annexed hereto.

“Contractor” means a party to a Contract other than the Company. “Credit Agreement” has the meaning given in the Indenture.

“Debt Financing Costs” means all principal, interest, premium fees and other amounts payable or accrued from time to time under the Notes, and under any other senior debt or subordinated debt, if any, incurred in accordance with the terms of the Indenture.

“Default” means any event, omission or failure of a condition that is, or with the passage of time or the giving of notice or both would be, an Event of Default herein.

“Disbursed Funds Account” means Account No. 33497904 held at U.S. Bank National Association in the name of the Company, or any substitute account selected in accordance with this Agreement, which account shall be funded from disbursements from the Construction Disbursement Account pursuant to this Agreement and shall be pledged as collateral to the Trustee pursuant to the Account Agreement, for the benefit of itself and the holders of the Notes, and from which the Company shall have general check writing authority.

“Disbursement” means any disbursement of funds pursuant to a Disbursement Request.

“Disbursement Agent’s Closing Certificate” is an Officer’s Certificate from the Disbursement Agent in the form of Exhibit B-3 annexed hereto.

“Disbursement Request” means any Initial Disbursements Request, Construction Disbursement Request, Completion Reserve Disbursement Request, Interest Disbursement Request, Advance Disbursement Request and any other request for disbursement from the Accounts made pursuant to this Agreement.

“Existing OED Lease” means that certain Ground Lease dated April 19, 2000 by and between Evangeland, L.L.C. (successor to MT Holdings, L.L.C.) as landlord, and the Company, as tenant, in connection with which a Memorandum of Lease was recorded on April 19, 2000, under Registry No. 00-014475 of the records of Lafayette Parish, Louisiana, and which was amended by the First Amendment to Ground Lease, dated November 6, 2000 (reflected in an Amended Memorandum of Lease, recorded on November 6, 2000 under Registry No. 00-041820 of the records of Lafayette Parish, Louisiana), the Second Amendment to the Ground Lease, dated February 15, 2002 (reflected in a Second Amended Memorandum of Lease recorded on May 15, 2002 under Registry No. 02-022200 of the records of Lafayette Parish, Louisiana), and the Third Amendment to Ground Lease, dated August 30, 2002 (reflected in a Third Amended Memorandum of Lease recorded on December 27, 2002 under Registry No. 02-059170 of the records of Lafayette Parish, Louisiana).

“FF&E” means furniture, fixtures or equipment (including Gaming Equipment) acquired by the Issuers and the Restricted Subsidiaries in the ordinary course of business for use in the construction and business operations of the Issuers and the Restricted Subsidiaries.

“FF&E Financing” has the meaning given in the Indenture.

“Final Plans” means Plans which:

(a)	have received all required approvals from all Governmental Instrumentalities required to approve such Plans prior to commencement of that portion of the Project reflected in such Plans;

(b)	contain sufficient specificity to permit completion of the Work or improvement reflected in such Plans and collectively contain sufficient specificity to permit completion of the Project;

(c)	are consistent with constructing the Project to include the Minimum Facilities;

(d)	have been signed by an architect licensed to practice architecture in the State of Louisiana;

(e)	are consistent with completing the Project so that the initial date that each portion of the Project will be Operating will occur on or prior to the applicable Operating Deadline; and

(f)	have been delivered to the Disbursement Agent.

“Financing Agreements” means, collectively, this Agreement, the Indenture, the Collateral Agreements, the Notes and any other loan or security agreement entered into on, prior to or after the Issue Date with or for the benefit of the Trustee to finance all or any portion of the Project, as each of the same maybe amended from time to time as permitted thereunder and in accordance with the terms and conditions of this Agreement.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Louisiana Gaming Control Board, or any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers and the Restricted Subsidiaries.

“Gaming Equipment” means slot machines, video poker machines, and all other gaming equipment and related signage, accessories and peripheral equipment.

“Gaming Law” means the provisions of any gaming laws or regulations of any jurisdiction or jurisdictions to which the Issuers or the Restricted Subsidiaries are, or may at any time after the date of the Indenture be, subject.

“Gaming License” means any license, permit, franchise or other authorization required to own, lease, or operate or otherwise conduct gaming activities of the Issuers and the Restricted Subsidiaries.

“General Contractor” means W.G. Yates & Sons Construction Company.

“Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any Gaming Authority, any Racing Authority, any zoning authority, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, or any central bank or any comparable authority).

“Hard Costs” means the costs and expenses in respect of supplying goods, materials and labor for the construction of improvements relating to the Project or other amounts payable pursuant to the Construction Documents.

“Independent Construction Consultant” means Abacus Project Management, Inc., and its successors, or any substitute Independent Construction Consultant approved in accordance with the terms of this Agreement.

“Independent Construction Consultant Closing Certificate” is the Officer’s Certificate from the Independent Construction Consultant in the form of Exhibit B-2 annexed hereto.

“Independent Construction Consultant Engagement Letter” means that certain engagement letter between the Company and the Independent Construction Consultant dated January 7, 2003.

“Initial Construction Disbursement Budget” means the itemized schedule in the form attached as Exhibit 1 to the Issuers’ Closing Certificate setting forth on a line item-basis all of the costs which the Issuers anticipate to expend from and after the Issue Date in connection with the design, development, engineering, construction, installation, equipping and commencement of operations of the Project (including all Construction Expenses but excluding all Debt Financing Costs), which costs in the aggregate shall not exceed the Available Funds.

“Initial Disbursements Certificate” means an Officers’ Certificate of the Issuers in the form attached hereto as Exhibit A, together with the schedule attached thereto.

“Interest Disbursement Certificate” means an Officers’ Certificate from the Issuers in the form attached hereto as Exhibit C, together with the exhibit attached thereto.

“Interest Payment Date” has the meaning given in the Notes.

“Issuance Fees and Expenses” means fees and expenses incurred on or before the Issue Date by the Issuers or for which the Issuers are liable in connection with the offering of the Notes.

“Issue Date” has the meaning given in the Indenture.

“Issuers’ Closing Certificate” means an Officers’ Certificate from the Issuers in the form attached hereto as Exhibit B-1.

“Leased Premises” means the real property situated in the State of Louisiana, Parish of Lafayette which the Company leases pursuant to the Existing OED Lease, as more particularly described in Exhibit J-3.

“Legal Requirement” means all laws, statutes, codes, regulations, rules, act, ordinances, permits, licenses, authorizations, directions and requirements of all Governmental Instrumentalities, departments, commissions, boards, courts, authorities, agencies, officials and officers, and any deed restrictions or other requirements of record, applicable to such Person or such property, or any portion thereof or interest therein or any use or condition of such property or any portion thereof or interest therein (including those relating to zoning, planning, subdivision, building, safety, health, use, environmental quality and other similar matters).

“Lien” has the meaning given in the Indenture.

“Manager” means Peninsula Gaming Company, LLC and its permitted successors and assigns identified by notice from the Issuers to the Disbursement Agent.

“Material Construction Document” means any of the Construction Contract, the Architect Agreement, and without duplication, any other Construction Document with a total contract amount in excess of $100,000.

“Minimum Casino Facilities” means a casino offering not less than 1,425 slot machines, one or more eating establishments containing no less than 400 seats in total, one or more bar lounges containing not less than 100 seats in total, and parking for not less than 1,500 vehicles in total.

“Minimum Facilities” shall mean the Minimum Casino Facilities and the Minimum Racing Facilities.

“Minimum Racing Facilities” means a dirt racetrack of not less than one mile in length, barn area with stables for at least 900 horses, and such other facilities or amenities as may be required to maintain the Gaming License and the Racing License.

“Net Loss Proceeds” means Net Cash Proceeds from an Event of Loss, as such terms are defined in the Indenture.

“Officers’ Certificate” means a certificate signed by one of the following officers of the Person on whose behalf or for whose benefit the certificate is being executed or delivered: the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer or Assistant Treasurer.

“Operating” means (a) with respect to the Casino, the first time that: (i) the Gaming License has been granted and has not been revoked or suspended; (ii) all Liens (other than Liens created by the Collateral Agreements or Permitted Liens) related to the development, construction and equipping of, and beginning operations at, the Casino portion of the Project have been discharged by payment, bonding (if reasonably acceptable to the Trustee) or otherwise, or, if payment is not yet due or if such payment is contested in good faith by the Company, sufficient funds remain in the Construction Disbursement Account to discharge such Liens and the Company has taken any action (including the institution of legal proceedings) necessary to prevent the sale of any or all of the Project or the real property on which the Project shall be constructed; (iii) the Independent Construction Consultant shall have delivered an Officers’ Certificate to the Trustee certifying that the Casino portion of the Project is substantially complete in all material respects in accordance with the Final Plans and all applicable building laws, ordinances and regulations; (iv) the Casino is in a condition (including installation of FF&E) to receive customers in the ordinary course of business; (v) the Minimum Casino Facilities are open to the general public and operating in accordance with applicable Legal Requirements; and (vi) a permanent or temporary certificate of occupancy has been issued for the Casino by the appropriate Governmental Instrumentalities and (b) with respect to the entire Project, the first time that: (i) the Gaming License and the Racing License have been granted and have not been revoked or suspended; (ii) all Liens (other than Liens created by the Collateral Agreements or Permitted Liens) related to the development, construction and equipping of, and beginning operations at, the Project have been discharged by payment, bonding (if reasonably acceptable to the Trustee) or otherwise, or, if payment is not yet due or if such payment is contested in good faith by the Company, sufficient funds remain in the Construction Disbursement Account to discharge such Liens and the Company has taken any action (including the institution of legal proceedings) necessary to prevent the sale of any or all of the Property; (iii) the Independent Construction Consultant shall have delivered an Officers’ Certificate to the Trustee certifying that the entire Project is substantially complete in all material respects in accordance with the Final Plans and all applicable building laws, ordinances and regulations; (iv) the entire Project is in a condition (including installation of FF&E) to receive customers in the ordinary course of business; (v) the Minimum Facilities are open to the general public and operating in accordance with applicable law; and (vi) a permanent or temporary certificate of occupancy has been issued for the entire Project by the appropriate Governmental Instrumentalities.

“Operating Deadline” means with respect to the Minimum Casino Facilities, March 31, 2004, and with respect to the Minimum Racing Facilities, January 21, 2005 (or such later date to which said date of January 21, 2005 may be extended under the Gaming License with respect to the date by which the construction of the Minimum Racing Facilities must be completed and a schedule of live racing meets must be established).

“Operative Documents” means the Financing Agreements and the Construction Documents.

“Permitted Indebtedness” has the meaning given in the Indenture. “Permitted Lien” has the meaning given in the Indenture.

“Person” means any individual, corporation, limited liability company, limited liability partnership, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental regulatory entity, county, state, agency or political subdivision thereof, municipality or other entity.

“Plans” means the plans, specifications, working drawings, design documents and any change orders relating thereto, which may be amended by the Company as necessary or appropriate, that collectively: (a) provide for and detail the manner of construction of improvements for the Project; (b) call for construction which will permit each portion of the Project to be Operating on or prior to the applicable Operating Deadline; (c) call for construction which will cause the Project to be completed for a total cost consistent with the Construction Disbursement Budget and the line items set forth therein, taking into consideration the availability of Available Funds, including Realized Savings; (d) are consistent with constructing the Project to include the Minimum Facilities; (e) have been signed by an architect who is licensed to practice architecture in the State of Louisiana; and (f) to the extent such Plans are amended, such Plans are consistent with previous Plans and reasonably inferable therefrom, as the same may be amended or supplemented from time to time.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement dated as of even date herewith, made by the Issuers in favor of the Trustee, acting in the capacity of collateral agent for the benefit of itself and the holders of the Notes.

“Pledge Agreement” means each of the Pledge and Security Agreement and/or Account Agreement among any of the Disbursement Agent, the Trustee and the Issuers relating to the Trustee’s security interest in the Accounts and the Disbursed Funds Account and the proceeds thereof.

“Port Allen Property” means the real property located in Port Allen, West Baton Rouge Parish, as more particularly described in Exhibit J-2.

“Project” means the design, development, construction, equipping and commencement of operation of the improvements described in the Construction Documents and in accordance therewith.

“Project Cost Schedule” means an itemized schedule in the form of Schedule 1 to a Construction Disbursement Request, a form of which is attached hereto as Schedule 1 to Exhibit E.

“Property” means the real property located in Opelousas, Louisiana, on which the Issuers will construct the Project, as more particularly described in Exhibit J-1.

“Racing Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Louisiana State Racing Commission or any other agency, in each case, with authority to regulate any racing operation (or proposed racing operation) owned, managed or operated by the Issuers and the Restricted Subsidiaries.

“Racing Law” means the provisions of any racing laws or regulations of any jurisdiction or jurisdictions to which the Issuers or the Restricted Subsidiaries are, or may at any time after the date of the Indenture be, subject.

“Racing License” means any license, permit, franchise or other authorization required to own, lease, or operate or otherwise conduct racing activities of the Issuers and the Restricted Subsidiaries.

“Realized Savings” means the excess of the amount set forth in the Construction Disbursement Budget for a line item over the amount of funds expended or owed by the Company to complete the tasks set forth in such line item and for the materials and services used to complete such tasks, so long as the terms for such tasks are final and unconditional (other than the satisfactory completion of such tasks), including without limitation the execution of fixed price purchase orders to acquire the materials that are the subject of such line item (as applicable); provided, however, that Realized Savings for any line item shall be deemed to be zero (i) if such savings are obtained in a manner that materially detracts from the overall value, quality and amenities of the Project and (ii) unless and until the Issuers have delivered a fully executed Construction Disbursement Budget Amendment Certificate (together with all exhibits thereto) which includes such Realized Savings.

“Remaining Costs” means, at any given time, the amount of Construction Expenses (including Retainage Amounts) set forth in the Construction Disbursement Budget that remain unpaid at such time (including amounts that have not yet accrued at such time).

“Reserved Construction Amount” means the amount (exclusive of any Retainage Amounts) necessary as of the date of the Final CDA Disbursement to complete the Project in accordance with the Final Plans and containing the Minimum Facilities, including punch list items.

“Restricted Subsidiaries” has the meaning given in the Indenture.

“Retainage Amounts” means, at any given time, amounts which have accrued and are owing under the terms of a Contract for work or services to the Company already provided but which at such time (and in accordance with the terms of the Contract) are being withheld from payment to the respective Contractor until certain subsequent events (e.g., completion benchmarks or required release to a Subcontractor) have been achieved under the Contract.

“Schedule of Values” means the Schedule of Values attached as Exhibit D to the Construction Contract (as amended from time to time).

“Soft Costs” means all costs and expenses (other than Hard Costs) set forth in the Construction Disbursement Budget, including without limitation pre-opening costs.

“Subcontracts” has the meaning given in the Construction Contract.

“Subcontractors” means the Persons performing the obligations under the Subcontracts.

“Subsubcontracts” has the meaning given in the Construction Contract.

“Subsidiary” shall have the meaning given in the Indenture.

“Title Insurer” means Lawyers Title Insurance Corporation.

“Title Policy” means the lender’s policy or policies of title insurance to be provided by the Title Insurer to the Trustee on the Issue Date with respect to the Company Properties, together with all endorsements thereto, as reflected on the title commitment attached as Exhibit I.

“Trustee’s Closing Certificate” is the Officers’ Certificate from the Trustee in the form of Exhibit B-4 annexed hereto.

“Unrestricted Subsidiaries” has the meaning given in the Indenture.

“Work” has the meaning given in the Construction Contract and shall also include all other construction, goods, materials, supplies and labor contemplated by the Contracts.

“Working Capital Expenses” means the operating expenses and other working capital requirements of the Issuers in connection with the Project incurred after the entire Project is first Operating.

1.2 Additional Defined Terms. In addition, the terms listed below in the left column below shall have the respective meanings assigned to such terms in the Section of this Agreement listed opposite such terms in the right column below. All other capitalized terms not defined herein, but defined in the Indenture, shall have the meanings ascribed to them in the Indenture.

Defined Terms	Section
Advance Disbursement Request	4.1
Agreement	Introduction

Defined Terms	Section
Company	Introduction
Completion Reserve Account	A of Recitals
Completion Reserve Disbursement Request	4.1
Completion Reserve Proceeds	A of Recitals
Construction Disbursement Account	A of Recitals
Construction Disbursement Request	4.1
Construction Proceeds	A of Recitals
Disbursement Agent	Introduction
Event of Default	9
Final CDA Disbursement	7.5.1
Indenture	A of Recitals
Independent Construction Consultant	Introduction
Initial Disbursements	7.1
Interest Disbursement Request	4.1
Interest Reserve Account	A of Recitals
Interest Reserve Proceeds	A of Recitals
Issuers	Introduction
Notes	A of Recitals
Original Notes	A of Recitals
Proceeds	A of Recitals
Trustee	Introduction

1.3 Rules of Interpretation. The following rules of interpretation shall apply herein.

1.3.1 The singular includes the plural and the plural includes the singular.

1.3.2 The word “or” is not exclusive.

1.3.3 A reference to a Person includes its permitted successors and permitted assigns.

1.3.4 Accounting terms have the meanings assigned to them by U.S. GAAP (as defined in the Indenture), as applied by the accounting entity to which they refer.

1.3.5 The words “include,” “includes” and “including” are not limiting.

1.3.6 A reference in a document to an Article, Section, Exhibit, Schedule is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

1.3.7 References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

1.3.8 The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

1.3.9 References to “days” shall mean calendar days, unless the term “Business Days” shall be used.

2.	Establishment of Accounts.

2.1 Appointment of Disbursement Agent. The Trustee and the Company hereby appoint U.S. Bank National Association as the Disbursement Agent, and U.S. Bank National Association hereby accepts such appointment, as the Disbursement Agent upon the terms and conditions set forth in this Agreement. The Disbursement Agent agrees to act in good faith at all times herein.

2.2 Establishment of Accounts. Concurrently with the execution and delivery hereof, the Disbursement Agent shall establish the Accounts and the Disbursed Funds Account at the Disbursement Agent and credit thereto, in accordance with the provisions of Recital A hereof, the Proceeds. All funds in the Accounts and the Disbursed Funds Account shall be held in trust and not commingled with any deposit or commercial bank account. The Disbursement Agent hereby waives any and all liens, claims, encumbrances and rights of set-off which it may have in the Accounts and the Disbursed Funds Account, including all rights of offset, deductions and liens, whether statutory or otherwise afforded by law, agreement or otherwise set forth herein. All funds accepted by the Disbursement Agent pursuant to this Agreement shall be held in the appropriate Account or the Disbursed Funds Account for the benefit of the Issuers subject to the terms and conditions of this Agreement and the Pledge Agreement (including, without limitation, the rights of the Trustee hereunder and thereunder). The Disbursement Agent may, upon the request of the Issuers, establish sub-accounts for accounting purposes within the Accounts and the Disbursed Funds Account, it being understood and agreed that the creation of such sub-accounts shall in no way affect the pledge in favor of the Trustee in the Accounts and the Disbursed Funds Account hereunder.

2.3 Pledge Agreement. Pursuant to the Pledge Agreement, the Issuers have granted to the Trustee, for the benefit of the holders of the Notes, a first priority security interest in the Accounts and the Disbursed Funds Account and all funds and assets from time to time deposited therein, and all products and proceeds thereof. The Disbursement Agent shall note in its records that all funds and other assets in the Accounts and the Disbursed Funds Account have been pledged to the Trustee and that the Disbursement Agent is holding such items as agent for the Trustee, as secured party. The Disbursement Agent shall maintain dominion and control over the Accounts and the Disbursed Funds Account and the funds and assets therein solely for the benefit of the Trustee, as secured party, and for no other parties or Persons; provided, however, that the Issuers shall be able to obtain disbursements from the Accounts and the Disbursed Funds Account in accordance with the terms hereof and upon such disbursement to the Issuers, such pledge and security interest shall be extinguished and released with respect to the amount so disbursed. Accordingly, it is the intention of the parties that all such funds and assets shall not be within the bankruptcy “estate” (as such term is used in 11 U.S.C. Section 541, as amended) of the Disbursement Agent. All such funds and all earnings accruing from time to time thereon shall be held in the applicable Account or the Disbursed Funds Account until disbursed or transferred in accordance with the terms hereof or until transferred to such other account as the Trustee and the Issuers may direct the Disbursement Agent to establish.

2.4 Investment of Funds in Accounts. All funds from time to time credited to and contained in each of the Construction Disbursement Account (other than those to be disbursed pursuant to the Initial Disbursements Request, which shall be so disbursed on the Issue Date), the Completion Reserve Account and the Interest Reserve Account shall be invested only in Cash Equivalents from time to time by written instructions by the Issuers delivered to the Disbursement Agent, pending disbursement of such funds pursuant to this Agreement; provided, however, that the Disbursement Agent shall have concluded that such investments conform with the requirements of the Indenture and each Pledge Agreement and that appropriate steps have been taken with respect to each such investment so as to assure the continuing perfection of the Trustee’s first priority security interest in such investment. For purposes of determining the steps to be taken in order to achieve and maintain such perfection, the Disbursement Agent shall have the right to require the delivery of, and to rely upon, an opinion of counsel to the Issuers or the Disbursement Agent (the reasonable expense of which shall be paid by the Issuers) specifying (A) that the counsel is familiar with the Legal Requirements applicable to the perfection of security interests in said investments and (B) the steps required to perfect and maintain a first priority security interest in favor of the Trustee in such investments. If no such investment instructions are received by the Disbursement Agent after request or after the occurrence and during a continuance of a Default or Event of Default, such funds shall be invested in Cash Equivalents selected by the Disbursement Agent in conformity with the requirements of the Indenture and the Pledge Agreement. Subject to the first sentence of Section 4.2(a) hereof, the Disbursement Agent shall not be liable for any investment or similar losses or for the availability or liquidity of funds in the Accounts as a result of any investments made or reduced to cash in accordance with this Agreement, and the Disbursement Agent is hereby authorized to direct the Securities Intermediary (as defined in the Pledge and Security Agreement) in writing (i) to purchase Cash Equivalents in accordance herewith and (ii) to reduce to cash any Cash Equivalents (without regard to maturity) in any Account in order to make any application or disbursement required hereunder.

2.5 Agency. The Disbursement Agent shall act solely as the Trustee’s agent in connection with its duties under this Agreement, notwithstanding any other provision contained herein, without any authority to obligate the Trustee outside of the scope of the authority set forth in this Agreement or to compromise or pledge its security interest hereunder; provided, however, that the Disbursement Agent is authorized to make disbursements from the Accounts on behalf of the Trustee pursuant to the terms of this Agreement. The Issuers acknowledge and agree that in no event shall the Trustee or the holders of the Notes be liable for, nor shall the obligations of the Issuers under the Indenture, the Notes or the other Collateral Agreements be affected or diminished as a consequence of, any action or inaction of the Disbursement Agent with respect to the Accounts or the Disbursed Funds Account or any funds or other assets credited thereto or deposited herein.

2.6 Waiver of Set-off Rights. The Disbursement Agent hereby acknowledges the Trustee’s security interest as set forth in this Agreement and the Pledge Agreement and waives any security interest or other lien in the Accounts or the Disbursed Funds Account or any funds or other assets credited thereto or deposited herein and further waives any right to set-off said funds, assets or investments now or in the future against any indebtedness of the Issuers to the Disbursement Agent. The waivers set forth in this Section are of rights which may exist now or hereafter in favor of the Disbursement Agent in its individual capacity, and not of any such rights which may exist now or hereafter in favor of the Disbursement Agent in its capacity as agent for the Trustee. Nothing in this Section shall be construed as waiving, limiting or diminishing any rights of the Trustee or the Issuers against the Disbursement Agent or one another.

3.	Disbursements from Accounts.

3.1 Conditions to Disbursement. The Disbursement Agent shall disburse funds from the Accounts only upon satisfaction of the applicable conditions to disbursement set forth herein.

3.2 Method of Disbursement. Upon satisfaction (or a written waiver by the Trustee) of the applicable conditions to disbursement set forth herein, the Disbursement Agent shall disburse funds from the applicable Account as specified in the applicable Disbursement Request.

3.3 Disbursement of Compensation.

3.3.1 Disbursement Agent’s Compensation. So long as the Trustee also serves as Disbursement Agent hereunder, the Disbursement Agent shall not, except as otherwise provided in Section 13, be entitled to any fee for its services hereunder. If the Trustee is not also serving as Disbursement Agent hereunder, the Disbursement Agent shall be entitled to such reasonable fee payable by the Issuers as is set forth in the separate agency agreement with the Trustee. The Disbursement Agent hereunder (whether or not serving as the Trustee) shall be entitled to reimbursement for its reasonable expenses (including, without limitation, the reasonable fees and expenses of the Disbursement Agent’s counsel after the occurrence and during the continuance of a Default or an Event of Default) as compensation for services to performed under this Agreement, unless the Issuers or the Trustee have sent written notice to the Disbursement Agent that it is in default under this Agreement. The Disbursement Agent shall receive such payments without the requirement of obtaining any further consent or action on the part of the Issuers with respect to the payment; provided, however, that, without limiting the foregoing, the Disbursement Agent shall provide written itemization of requested reimbursement of such expenses within thirty (30) days of receiving a written request therefor from the Issuers. Disbursements for each calendar month shall be made on the first day of the subsequent calendar month.

3.3.2 Independent Construction Consultant’s Compensation. So long as the Independent Construction Consultant is performing its obligations under the Independent Construction Consultant Engagement Letter and this Agreement, the Issuers covenant and agree to pay to the Independent Construction Consultant from time to time, and the Independent Construction Consultant shall be entitled to, the fees and reimbursements as and when due and payable in accordance with the Independent Construction Consultant Engagement Letter.

3.4 Transfer of Funds to the Trustee. Upon the receipt of written notice executed by the Trustee which certifies that (a) an Event of Default of the Issuers has occurred and is continuing and (b) the Trustee is entitled to the funds in the Accounts and the Disbursed Funds Account (a copy of which notice shall be sent by the Trustee to the Issuers concurrently therewith), the Disbursement Agent shall, without need for further authorization or notice to the Issuers, deliver to the Trustee all funds in the Accounts and the Disbursed Funds Account, other than amounts then permitted to be disbursed under clauses (i), (ii) and (iii) of Section 7.4 hereof.

4.	Agreements of the Issuers, the Independent Construction Consultant, the Disbursement Agent and the Trustee. The Issuers, the Independent Construction Consultant, the Disbursement Agent and the Trustee severally agree as follows:

4.1 Disbursement Requests and Disbursements.

(a) The Issuers shall, concurrently with the execution and delivery of this Agreement, submit or cause to be submitted to the Disbursement Agent with a copy to the Trustee and the Independent Construction Consultant, the Initial Disbursements Certificate (the “Initial Disbursement Request”), together with the schedule annexed thereto.

(b) The Issuers or, as set forth in Section 5.1, the Trustee (with a copy provided to the Issuers), shall have the right to submit to the Disbursement Agent, with a copy to the Trustee, the Interest Disbursement Certificate for the disbursement of funds from the Interest Reserve Account to pay the interest due on the Notes (an “Interest Disbursement Request”).

(c) The Issuers shall have the right from time to time during the course of this Agreement (but no more often than semi-monthly, unless otherwise permitted by the Disbursement Agent), to submit to the Disbursement Agent, with a copy to Trustee and the Independent Construction Consultant, a request for the distribution of funds (i) up to and including the Final CDA Disbursement, from the Completion Reserve Account to the Construction Disbursement Account, each in the form of Exhibit D-1 attached hereto and (ii) after the Final CDA Disbursement, from the Completion Reserve Account to the Disbursed Funds Account or as otherwise directed in such Disbursement Request, in the form of Exhibit D-2 attached hereto (each a “Completion Reserve Disbursement Request”), in each case together with the exhibits attached thereto.

(d) In accordance with Section 7.2 hereof, the Issuers shall have the right from time to time during the course of this Agreement (but no more frequently than twice per calendar month (other than disbursements related to the Initial Disbursements Certificate), unless otherwise permitted by the Disbursement Agent), to submit to the Disbursement Agent, with a copy to the Trustee and the Independent Construction Consultant, a Construction Disbursement Certificate (a “Construction Disbursement Request”) or an Advance Disbursement Certificate (an “Advance Disbursement Request”).

(e) The Disbursement Agent shall (i) review each Disbursement Request submitted pursuant to Sections 4.1 (a) through (d) above to determine that they meet the requirements of Exhibits A, C, E-1 and E-2, respectively, including all attachments, exhibits and certificates required thereby (as the case may be), and (ii) have no actual knowledge of any material error, inaccuracy, misstatement or omission of fact in such Disbursement Request or an attachment, exhibit or certificate attached thereto or information provided by the Issuers upon the request of the Disbursement Agent. Except as to the Initial Disbursement, which shall be made on the Issue Date, the Disbursement Agent shall notify the Issuers and the Trustee as soon as reasonably possible (and in any event within two (2) Business Days after the Disbursement Agent receives the required documents) if any Disbursement Request, or any portion thereof, is disapproved and the reason(s) therefor.

(f) Provided that a Disbursement Request submitted pursuant to Sections 4.1 (a) through (d) above is not disapproved by the Disbursement Agent in accordance with this Agreement, then, within two (2) Business Days following submission of such Disbursement Request, the Disbursement Agent shall disburse to the Disbursed Funds Account the funds requested in such Disbursement Request (other than those to be disbursed pursuant to (i) the Initial Disbursement Request, which shall be disbursed on the Issue Date, or (ii) an Interest Disbursement Request, which shall be disbursed on the respective Interest Payment Date), or such portion thereof as is approved by the Disbursement Agent. The Issuers shall withdraw funds from and write checks on the Disbursed Funds Account solely for the purpose of paying Construction Expenses identified on such Disbursement Request.

(g) The Trustee may waive any condition to a disbursement requested in a Disbursement Request.

4.2 Periodic Review of the Project.

(a) Subject to the limitations in Section 11.1, the Disbursement Agent shall exercise commercially reasonable efforts and utilize commercially prudent practices in the performance of its duties hereunder consistent with those of similar institutions holding similar collateral, administering similar construction loans and disbursing similar disbursement control funds. Commencing upon execution and delivery hereof, the Disbursement Agent shall have the right, but shall have no obligation, to meet periodically at reasonable times upon reasonable advance notice with representatives of the Trustee, the Issuers, the Independent Construction Consultant and such other employees, consultants or agents as the Disbursement Agent shall reasonably request to be present for such meetings. In addition, the Disbursement Agent shall have the right, but shall have no obligation, at reasonable times during customary business hours and at reasonable intervals upon prior notice to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties hereunder, all information (including Contracts) supporting the Disbursement Requests and any certificates in support of any of the foregoing. The Disbursement Agent shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Issuers which are reasonably necessary or appropriate to permit it to perform its duties hereunder, including, without limitation, bills of sale, statements, receipts, contracts or agreements, which relate to any materials, fixtures or articles incorporated into the Project. The rights of the Disbursement Agent under this Section shall not be construed as an obligation, it being understood that the Disbursement Agent’s duty is limited to act upon certificates and draw requests submitted by the Issuers and the Trustee hereunder.

(b) Subject to the limitations in Section 11.2, the Independent Construction Consultant shall exercise commercially reasonable efforts and utilize commercially prudent practices in the performance of its duties hereunder consistent with those of similar organizations recommending the disbursement of control funds and reviewing construction progress. Commencing upon execution and delivery hereof, the Independent Construction Consultant shall have the right to meet periodically at reasonable times during customary business hours and at reasonable intervals, however no less frequently than monthly, with representatives of the Issuers, the General Contractor, the Architect and such other employees, consultants or agents as the Independent Construction Consultant shall reasonably request to be present for such meetings. The Independent Construction Consultant may perform such inspections of the Property and the Project as it deems reasonably necessary or appropriate in the performance of its duties hereunder, however no less frequently than monthly. In addition, the Independent Construction Consultant shall have the right at reasonable times during customary business hours upon prior notice to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties hereunder, all information (including Construction Documents) supporting the amendments to the Construction Disbursement Budget, amendments to any Construction Documents, the Disbursement Requests and any certificates in support of any of the foregoing, to inspect materials stored on the Property then owned by the Company and at off-site facilities where materials designated for use in the Project are stored, to review the insurance required pursuant to the terms of the Indenture, and to examine the Plans and all shop drawings relating to the Project. Upon and during the continuance of a Default or an Event of Default, or otherwise with the Issuers’ prior written consent (which shall not be unreasonably withheld or delayed), the Independent Construction Consultant is authorized to contact any payee for purposes of confirming receipt of progress payments. The Independent Construction Consultant shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Issuers relating to the construction of the Project, including, without limitation, bills of sale, statements, receipts, conditional and unconditional lien releases, contracts or agreements, which relate to any materials, fixtures or articles incorporated into the Project. From time to time, at the request of the Independent Construction Consultant, the Issuers shall make available to the Independent Construction Consultant Project Cost Schedules and/or Construction Schedules for the Project. The Issuers agree to reasonably cooperate with the Independent Construction Consultant in assisting the Independent Construction Consultant to perform its duties hereunder and to take such further steps as the Independent Construction Consultant reasonably may request in order to facilitate the Independent Construction Consultant’s performance of its obligations hereunder.

4.3 Insufficient Available Funds. The Issuers shall promptly, and in no event later than two (2) Business Days following knowledge thereof, notify the Trustee, the Disbursement Agent and the Independent Construction Consultant in writing if at any time the Issuers reasonably believe that there are insufficient Available Funds (a) to permit each portion of the Project to be Operating on or before the applicable Operating Deadline or (b) to complete construction of the Project in accordance with the Final Plans and/or the Construction Disbursement Budget. Such notice shall specify in reasonable detail (i) the amount of such deficiency and (ii) the steps which the Issuers intend to take to cure such deficiency and the anticipated timing thereof.

4.4 Notice that Project is Operating. Promptly after (but in any event within seven days after) the initial date that any portion of the Project is Operating, the Issuers shall deliver an Officers’ Certificate to Disbursement Agent and the Trustee to such effect, together with a certificate from each of the Independent Construction Consultant (which Independent Construction Consultant hereby covenants and agrees to deliver to the extent factually correct) and the Manager concurring with such certificate of the Issuers.

5.	Interest Reserve.

5.1 Interest Disbursements. Ten (10) days prior to each of the first three (3) Interest Payment Dates, the Issuers shall deliver to the Disbursement Agent an Interest Disbursement Request setting forth the amount required to be paid and the Interest Payment Date upon which such payment is due and payable. On each such Interest Payment Date, the Disbursement Agent shall liquidate Cash Equivalents (to the extent required) held in the Interest Reserve Account and disburse to the Trustee the amounts described in the Interest Disbursement Request as due and payable on that date; provided, however, that the Trustee may direct the Disbursement Agent to liquidate the Cash Equivalents (to the extent required) and disburse to the Trustee the amounts necessary to pay the amounts required to be paid on the Notes in the event that the Issuers fail to timely deliver the Interest Disbursement Request, in which case the obligations of the Issuers under this Section 5.1 shall be deemed performed. In the event there are insufficient funds in the Interest Reserve Account to pay the amount set forth in an Interest Disbursement Request or direction so given by the Trustee, the Issuers shall, not less than three (3) Business Days prior to the applicable Interest Payment Date, deposit immediately available funds into the Interest Reserve Account in an amount equal to such deficiency. The Issuers acknowledge that the Issuers’ failure to provide notice or deposit funds referenced in this Section shall not in any way exonerate or diminish the Issuers’ obligation to make all payments under the Notes as and when due.

5.2 Interest Reserve Account Amounts. Upon payment in full of each of the first three (3) interest payments due on the Notes, the Disbursement Agent shall transfer any funds and/or Cash Equivalents in the Interest Reserve Account to the Construction Disbursement Account and such funds and/or Cash Equivalents shall be deemed Additional Revenue.

6.	Completion Reserve.

6.1 Conditions Precedent to Completion Reserve Disbursements. The Disbursement Agent shall disburse funds from the Completion Reserve Account to the Construction Disbursement Account, the Disbursed Funds Account or as otherwise directed in the Completion Reserve Disbursement Request in an amount equal to that specified in such Disbursement Request upon satisfaction of the following conditions:

(a) The Completion Reserve Disbursement Certificate on its face has been completed as to the information required therein, and the required exhibits and attachments, if any, are attached;

(b) No Default or Event of Default has occurred and remains continuing; and

(c) The Disbursement Agent shall have received confirmation from the Trustee that it has received either a certificate of insurance or an insurance binder, in either case evidencing the Builder’s “All-Risk” Insurance required to be obtained pursuant to Section 11.3.2 of the Construction Contract.

6.2 Additional Disbursements. Notwithstanding the foregoing, disbursements may be made from the Completion Reserve Account pursuant to Sections 7.4 and 7.5 hereof.

7.	Construction Disbursement Account.

7.1 Conditions to Initial Disbursements. Upon satisfaction of the conditions described below in this Section, on the Issue Date the Disbursement Agent shall make the disbursements described in the Initial Disbursements Certificate (the “Initial Disbursements”). The conditions to the Initial Disbursements shall consist of the following:

(a) The Disbursement Agent shall have received the Proceeds;

(b) The Disbursement Agent shall have received the Initial Disbursements Certificate, the Issuer’s Closing Certificate, the Independent Construction Consultant Closing Certificate (which the Independent Construction Consultant covenants and agrees to deliver to the Trustee and the Issuers), the Disbursement Agent’s Closing Certificate (which the Disbursement Agent covenants and agrees to deliver to the Trustee and the Issuers) and the Trustee’s Closing Certificate, in each case with all schedules and exhibits thereto (each duly completed and executed, as applicable); and

(c) The Disbursement Agent shall have received confirmation from the Trustee that it has received (i) the Initial Disbursements Certificate, the Issuer’s Closing Certificate, the Independent Construction Consultant Closing Certificate and the Disbursement Agent Closing Certificate, in each case together will all exhibits and attachments thereto, and (ii) either a certificate of insurance or an insurance binder, in either case evidencing the Builder’s “All-Risk” Insurance required to be obtained pursuant to Section 11.3.2 of the Construction Contract.

7.2 Conditions to Subsequent Disbursements. Upon satisfaction (or a written waiver by the Trustee) of the conditions described below in this Section, the Disbursement Agent shall make the disbursements described in the corresponding Construction Disbursement Request (provided that the conditions set forth in Section 7.1 above shall have previously been satisfied) from the Construction Disbursement Account to the Disbursed Funds Account or as otherwise directed in such Construction Disbursement Request:

(a) The Issuers shall have submitted to the Disbursement Agent, the Trustee and the Independent Construction Consultant, a Construction Disbursement Certificate pertaining to the amounts requested for disbursement, together with a completed Schedule 1 in the form contemplated thereby and the certifications of the Independent Construction Consultant in the form of Exhibit 1 and the Manager in the form of Exhibit 2 attached thereto, and in the event that the requested disbursement includes Hard Costs, the certifications of the General Contractor and the Architect, in the form of Exhibit 3 and 4 respectively, attached thereto.

(b) The Construction Disbursement Request on its face shall have been completed as to the information required therein, and the required exhibits and attachments, if any, shall be attached.

(c) No Default or Event of Default has occurred and remains continuing.

(d) The Issuers certify that any amounts deposited into the Disbursed Funds Account pursuant to any previous Construction Disbursement Requests (other than Advance Disbursements permitted to be outstanding under this Agreement) shall have been paid to the respective parties identified on the Schedule 1 of each such previous Construction Disbursement Request, except for such payments as the Independent Construction Consultant reasonably determines to have been withheld for good cause.

(e) With respect to a Disbursement Request immediately following completion of any foundation for any building within the Project, the Independent Construction Consultant shall have received from the Title Insurer and certified to the Disbursement Agent, on a building-by-building basis, its foundation endorsement insuring that such foundation is constructed wholly within the boundaries of the Property, and does not encroach on any easement or violate any covenants, conditions or restrictions of record which are legally enforceable (unless the Title Insurer has affirmatively insured pursuant to an endorsement to the existing Title Policy reasonably satisfactory to the Trustee that such encroachment or violation thereof will not materially adversely affect the placement, use or enjoyment of the Project and that any damages will not be collected out of the Property).

(f) The Disbursement Agent and the Independent Construction Consultant shall have received copies of all Material Construction Documents executed as of the date of any Construction Disbursement Request and, with respect to each such Material Construction Document executed on or before the date of such Construction Disbursement Request: (i) a consent substantially in the form attached hereto as Exhibit H signed by each Contractor with respect to such Material Construction Document; and (ii) a copy of such performance and payment bonds as the Company may require to be provided to the Company pursuant to such Material Construction Document. Such bonds shall name the Issuers and the Trustee as co-obligees and shall be in full force and effect. The Disbursement Agent shall rely upon the certification of the Issuers set forth in the Construction Disbursement Request in order to establish satisfaction of this condition.

7.3 Advance Disbursements. The Issuers shall have the right from time to time (but no more frequently than twice per calendar month, unless otherwise permitted by the Disbursement Agent) to deliver to the Disbursement Agent an Advance Disbursement Certificate, including the certifications of the Independent Construction Consultant in the form of Exhibit 1 and the Manager in the form of Exhibit 2 attached thereto, which Disbursement Request shall not be required to include or attach the supporting documentation required for all other Disbursement Requests; provided, however, that (i) within thirty (30) days after any Advance Disbursement is made (or, if earlier, promptly following the occurrence and during the continuance of a Default or an Event of Default), the Issuers shall, with respect to such Advance Disbursement, provide the same supporting documentation as is required under the Agreement with respect to other Construction Disbursement Requests (which documentation may be included in a subsequent

Construction Disbursement Request) and (ii) in no event shall the outstanding balance of undocumented Advance Disbursements from the Construction Disbursement Account at any one time exceed the sum of $1,500,000. The Disbursement Agent shall approve any Advance Disbursement Request, so long as:

(a) The Advance Disbursement Certificate on its face has been completed as to the information required therein;

(b) No Default or an Event of Default exists and is continuing; and

(c) The Disbursement Agent shall have received confirmation from the Trustee that it has received either a certificate of insurance or an insurance binder, in either case evidencing the Builder’s “All-Risk” Insurance required to be obtained pursuant to Section 11.3.2 of the Construction Contract.

7.4 Disbursements after an Event of Default. In the event that a Default or Event of Default exists and is continuing (unless the same has been waived by the Trustee in writing), the Disbursement Agent shall not approve any disbursement of funds for the Project from the Construction Disbursement Account or the Completion Reserve Account; provided, however, that, with the consent of the Trustee, the following payments can be made at the discretion of the Trustee:

(a) if all other conditions in Section 7.2 (including those stated in Section 7.1 hereof) are met, funds from the Construction Disbursement Account, as reasonably approved by the Independent Construction Consultant in writing, for Work completed or materials purchased on or prior to the date that such Default or Event of Default first occurred;

(b) payments not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate to prevent the condition of the Project from deteriorating or to preserve any Work completed on the Project, certified to the Disbursement Agent, the Trustee and the Issuers in writing by the Independent Construction Consultant to be reasonably necessary or advisable; provided, however, that the foregoing limitation may be increased or decreased by the Trustee by written notice to the Disbursement Agent and the Issuers; and

(c) if such condition continues for a period of three (3) consecutive months or more, at the written request of the Issuers, Retainage Amounts for Work completed; provided that the Issuers, the Manager and the Independent Construction Consultant each certify to the Disbursement Agent and the Trustee in writing the amount required to be paid for such Retainage Amounts and that the conditions for paying such amounts (other than that the Project will be Operating on or prior to the Operating Deadline) are met.

7.5 Final Disbursement of Funds Following Operating Date.

7.5.1 If any funds remain in the Construction Disbursement Account and (a) the entire Project is Operating and has been Operating for at least the preceding thirty (30) days uninterrupted, (b) there is no ongoing construction in connection with the Project (other than maintenance and repairs in the ordinary course of business) and other than construction associated with the Project, including all punch list items, in an aggregate amount (excluding Retainage Amounts) not to exceed $250,000, and (c) there exists no continuing Default or Event of Default, then the Issuers shall have the right to request that the Disbursement Agent disburse to the Issuers all remaining funds in the Construction Disbursement Account. Upon receipt by the Disbursement Agent of (i) a written Officer’s Certificate from the Issuers that (A) the entire Project is Operating and has been Operating for at least the preceding thirty (30) days uninterrupted, (B) there is no ongoing construction in connection with the Project (other than maintenance and repairs in the ordinary course of business) and other than construction associated with the Project, including all punch list items, in an aggregate amount (excluding Retainage Amounts) not to exceed $250,000, and (C) no Default or Event of Default exists which remains continuing, and (ii) a written Officer’s Certificate from each of the Independent Construction Consultant (which Independent Construction Consultant hereby covenants and agrees to deliver to the extent factually correct) and the Manager concurring with the certifications set forth in subsections (i)(A) and (B) hereof, then the Disbursement Agent shall disburse all remaining funds in the Construction Disbursement Account as directed by the Issuers (the “Final CDA Disbursement”); provided, however, that the Disbursement Agent shall first disburse funds to the Disbursed Funds Account in amounts certified in writing by the Independent Construction Consultant (which Independent Construction Consultant hereby covenants and agrees to deliver to the extent factually correct) as sufficient to pay any then unpaid Retainage Amounts due and owing as of the date of such disbursement (which shall be applied accordingly) or thereafter (and the Issuers shall disburse such funds to pay such Retainage Amounts as the same become due and payable), and no additional sums shall be distributed until the Disbursement Agent shall have received a certificate from the Independent Construction Consultant certifying that it has received (x) unconditional lien waivers from all Contractors, Subcontractors, materialmen or suppliers relating to construction of the Project to the extent each has been paid in accordance with its respective Contract, Subcontract or other Operative Document prior to the date of such Final CDA Disbursement, and (y) conditional lien waivers from all such parties to be paid with the proceeds of the Final CDA Disbursement (if any); provided, further, that an amount representing the Reserved Construction Amount shall also be deposited in the Disbursed Funds Account from the proceeds of the Final CDA Disbursement and the Issuers shall disburse such funds to pay Construction Expenses to complete the Project in accordance with the Final Plans. All funds disbursed to the Issuers pursuant to this Section shall be used by the Issuers as required pursuant to the Indenture and this Agreement, including without limitation Section 7.5.3 hereof.

7.5.2 Completion Reserve Account. If any funds remain in the Completion Reserve Account and (a) (i) the entire Project is Operating and has been Operating for at least the preceding one-hundred-eighty (180) days uninterrupted and (ii) no filings of any notice of mechanic’s lien or notice of extension of time for filing of mechanic’s lien have been made against the Property during or prior to such 180-day period which have not otherwise been released of record, (b) there is no ongoing construction in connection with the Project (other than maintenance and repairs in the ordinary course of business), and (c) there exists no continuing Default or Event of Default, then the Company shall have the right to request that the Disbursement Agent disburse to the Company all remaining funds in the Completion Reserve Account. Upon receipt by the Disbursement Agent of (i) a written Officers’ Certificate from the Issuers that (A)(1) the entire Project is Operating and has been Operating for at least the preceding one-hundred-eighty (180) days uninterrupted and (2) no filings of any notice of mechanic’s lien or notice of extension of time for filing of mechanic’s lien have been made against the Property during or prior to such 180-day period which have not otherwise been released of record, (B) there is no ongoing construction in connection with the Project (other than maintenance and repairs in the ordinary course of business), and (C) no Default or Event of Default exists which remains continuing, and (ii) a written Officers’ Certificate from each of the Independent Construction Consultant and the Manager concurring with the certifications set forth in subsections (i)(A)(1) and (B) hereof, then the Disbursement Agent shall disburse all remaining funds in the Completion Reserve Account, as directed by the Company (the “Final CRA Disbursement”); provided, however, that no sums shall be distributed to the Company pursuant to this Section until the Disbursement Agent shall have received an Officers’ Certificate from the Independent Construction Consultant certifying that it has received unconditional lien waivers from all Contractors, Subcontractors, materialmen or suppliers relating to construction of the Project. All funds disbursed to the Company pursuant to this Section shall be used by the Company as required pursuant to the Indenture and this Agreement, including without limitation Section 7.5.3 hereof

7.5.3 Use of Funds. To the extent that any work performed, services rendered or materials provided in connection with the Project as contemplated under the Construction Disbursement Budget then in effect remain unpaid on or after the date of the Final CDA Disbursement, the Company shall apply all funds disbursed to the Company pursuant to, first, Section 7.5.1 (including without limitation amounts representing the Reserved Construction Amount) and, second, Section 7.5.2, to pay all amounts due and owing under any Contracts in accordance therewith prior to utilizing any other funds otherwise available to the Company for such purposes; provided that after the Project is Operating (but prior to the making of the Final CRA Disbursement), the Company shall have the right to use funds in the Completion Reserve Account for Working Capital Expenses or other construction purposes in connection with the Project (to the extent permitted by the Indenture) by submitting a Completion Reserve Disbursement Request to the Disbursement Agent in accordance with Section 4.1(c) hereof, and the Disbursement Agent shall disburse funds from the Completion Reserve Account to the Disbursed Funds Account or as otherwise directed in the respective Completion Reserve Disbursement Request in an amount equal to that specified in such Disbursement Request upon satisfaction of the conditions set forth in Section 6.1 (a) and (b) hereof; provided further that, after the Project is Operating, the Issuers shall replenish the Completion Reserve Account on a revolving basis by depositing excess cash flow of the Issuers in the Completion Reserve Account for all such amounts disbursed for Working Capital Expenses.

8.	Amendments to Construction Disbursement Budget; Amendments to Contracts; Amendments to Project Cost Schedule and Cost Overruns.

8.1 Construction Disbursement Budget Amendment Process. The Construction Disbursement Budget may be amended from time to time in the manner set forth herein. Subject to Section 8.2 below, the Issuers shall have the right from time to time to amend the Construction Disbursement Budget to change the amounts allocated for specific line item components of the Work required to complete the Project, including Soft Costs; provided that, in any such amendment, the Issuers may neither modify the description of any line item nor modify the amount set forth for any such line item incurred on or prior to the Issue Date. A line item in the

Construction Disbursement Budget may be increased only if the funds for such increase are made available in the Construction Disbursement Budget from (a) an increase in Additional Revenue to the extent not previously expended or dedicated to the payment of items contained in the Construction Disbursement Budget; (b) an increase in Realized Savings from another line item and a corresponding reduction in the construction line items related to such Realized Savings; (c) the reduction of the “contingency” line item, if any, in the Construction Disbursement Budget; (d) the reduction of allocated reserves in the Construction Disbursement Budget pursuant to the terms and condition of this Agreement; or (e) the distribution of funds from the Completion Reserve Account into the Construction Disbursement Account (with a corresponding reduction in the balance of the Completion Reserve Account). The Issuers shall be entitled to amend the Construction Disbursement Budget in accordance with subsection (e) above on one or more instances in an aggregate amount not to exceed Nine Hundred Ten Thousand Dollars ($910,000) after execution of one or more Change Orders to the Construction Contract and the delivery of a Completion Reserve Disbursement Request which satisfies Section 6.1 hereof concurrently with the delivery of a Construction Disbursement Budget Amendment Certificate. Any such amendment shall be in writing and shall identify with particularity the line items to be changed and the amount of such change and (x) in the event of an increase in a construction line item, the Realized Savings, Additional Revenue, line item for “contingency” (if any) in the Construction Disbursement Budget, previously allocated reserves which are permitted to be reduced (but not any Retainage Amounts and/or funds in the Completion Reserve Account), which are proposed to be utilized to pay for the increase; and (y) in the case of a decrease in a construction line item, the Realized Savings in the amount of such reduction. Construction line items may be reduced only upon obtaining and in the amount of Realized Savings. The “contingency” line item, if any, on the Construction Disbursement Budget may be reduced by allocation to other line items. Any amounts of Realized Savings, Additional Revenue, contingency amounts, previously allocated reserves or funds in the Completion Reserve Account so identified for use in connection with a particular line item thenceforth shall be deemed dedicated to the particular line item, unless and until the Construction Disbursement Budget is amended to reduce the amounts budgeted for the line item. The Issuers shall submit the Construction Disbursement Budget Amendment Certificate to the Disbursement Agent and the Independent Construction Consultant, together with the schedules and exhibits (each duly completed and executed, as applicable) annexed thereto. Upon receipt thereof by the Disbursement Agent, such amendment shall become effective hereunder and the Construction Disbursement Budget shall thereafter be as so amended. No amendment to the Construction Disbursements Budget shall be effective except in accordance with the preceding sentence.

8.2 Contract Amendment Process. The Company shall have the right from time to time to amend any of the Construction Documents to which it is a party to change the scope of the work for any portion of the Project and/or the Company’s payment obligations thereunder. Any such amendment that (i) when taken together with all other amendments to such Construction Documents results in a cost increase in excess of Twenty-Five Thousand Dollars ($25,000) in a Material Construction Document (or, with respect to the Construction Contract only, in excess of Seventy-Five Thousand Dollars ($75,000)), (ii) when taken together with all other amendments to such Contract results in a material reduction of the scope or quality of the work constituting the design or construction of the Project, or (iii) results in the likely addition of no less than one week of construction (or such amendments, in the aggregate, result in the likely addition of no less than four weeks of construction), shall be in writing and shall identify with particularity all changes being made. The Company shall deliver to the Disbursement Agent (a) an executed copy of the Contract amendment (the effectiveness of which will be subject only to satisfaction of the conditions in this Section 8.2); and (b) a Construction Disbursement Budget Amendment Certificate, together with all schedules and exhibits thereto (each duly completed and executed, as applicable); provided, however, the Contractor’s certification as provided in Exhibit 3 to the Construction Disbursement Budget Amendment Certificate and the Architect’s certification as provided in Exhibit 4 to the Construction Disbursement Budget Amendment Certificate shall not be required unless such Construction Document amendment relates to Hard Costs. The amendment contemplated by the Construction Disbursement Budget Amendment shall be deemed approved upon receipt by the Company of the Disbursement Agent’s acknowledgment of receipt of items required under this Section 8.2.

8.3 Contracts Entered into after the Issue Date. The Company may from time to time enter into Contracts constituting Construction Documents consistent with the Final Plans and the Construction Disbursement Budget, as each is in effect from time to time. Each such Contract shall be in writing and, if a Material Construction Document, shall become effective after: (i) the Company and the Contractor have executed and delivered the Contract (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii) and (iv) below); (ii) the Company has submitted to the Disbursement Agent: (a) such Material Construction Document together with an Additional Contract Certificate, and all exhibits, attachments and certificates required thereby (including the Manager’s and Independent Construction Consultant’s certificates), each duly completed and executed, as applicable, and (b) copies of such performance and payment bonds as the Contractor may be required to provide to the Company pursuant to such Material Construction Document (which performance and payment bonds shall name the Trustee and the Company as additional co-obligees) and a consent substantially in the form attached hereto as Exhibit H signed by such Contractor; (iii) if entering into such Contract will result in an amendment to the Construction Disbursement Budget, the Issuers have complied with the requirements of Section 8.1; and (iv) if entering into such Contract will cause the Available Funds to be less than the Remaining Costs, the Issuers shall have complied with the requirements of Section 8.4.

8.4 Project Cost Schedule and Cost Overruns.

(a) The Issuers covenant to promptly (and in any event within ten (10) days of notice or knowledge thereof) cure any anticipated cost overrun for any line item on the Construction Disbursement Budget (after giving effect to any applicable reserves which have been allocated to such line item by a Construction Disbursement Budget Amendment) by (i) providing sufficient funds to cover in full such cost overrun from (A) previously unallocated Available Funds or other Additional Revenue as permitted in this Agreement (but in each case only to the extent that the same have not previously been expended or dedicated (including Retainage Amounts) to the payment of line items contained in the Construction Disbursement Budget) or (B) if the conditions precedent to a disbursement from the Completion Reserve Account are satisfied, from funds in the Completion Reserve Account; and/or (ii) with respect to a cost overrun as to a particular line item, effecting a Construction Disbursement Budget Amendment to dedicate such funds to the line items in question.

(b) Each Project Cost Schedule shall set forth (i) the actual investment income (loss), less any losses or costs associated therewith, earned on the Construction Disbursement Account and the Completion Reserve Account through the date of such Project Cost Schedule, and (ii) the additional amount of investment income which the Issuers reasonably anticipate will be earned in the Construction Disbursement Account and the Completion Reserve Account from such date through the earlier of the final Operating Deadline and the date on which the Issuers reasonably anticipate the entire Project first will be Operating. If at any time the Issuers submit a Project Cost Schedule pursuant to this Section and the Issuers can no longer reasonably anticipate that the Additional Revenue earned (and anticipated to be earned as determined above) from investments of funds in the Construction Disbursement Account and the Completion Reserve Account will equal the amount of such Additional Revenue set forth in the Construction Disbursement Budget then in effect, then, so long as the Disbursement Agent has no actual knowledge that a Default or Event of Default exists and is continuing:

(i) if the total amount of such Additional Revenue at such date earned or anticipated to be earned is less than the total amount of such Additional Revenue anticipated as of the date of the most recent disbursement from the Construction Disbursement Account, then the Available Funds shall be deemed reduced by the amount of such deficiency and the Issuers (as a condition to the next Construction Disbursement Request) shall provide or allocate additional Available Funds or, if necessary, disburse funds from the Completion Reserve Account (so long as the conditions precedent are satisfied), and/or otherwise amend the Construction Disbursement Budget, if necessary, so that the Remaining Costs do not exceed the total Available Funds; or

(ii) if the total amount of such Additional Revenue at such date earned or anticipated to be earned is greater than the total amount of such Additional Revenue anticipated as of the date of the most recent disbursement from the Construction Disbursement Account, then the Available Funds shall be deemed increased by the amount of such excess.

9.	Events of Default. The occurrence of any of the following specified events shall be an “Event of Default” hereunder:

9.1 Collateral Agreements. A default or an event of default under any of the Collateral Agreements (as such terms are defined therein) has occurred and is continuing, in either case beyond the expiration of applicable notice, grace and cure periods.

9.2 Failure to Approve Disbursement Request. The Disbursement Agent, after appropriate consultation with the Issuers and the Independent Construction Consultant, is unable to approve a Disbursement Request in accordance with this Agreement in excess of $50,000 or an amendment to the Construction Disbursement Budget where the aggregate amount that is the subject of such amendment exceeds $50,000, in each case due to the failure of the Issuers to satisfy the conditions precedent thereto set forth herein, including, without limitation, the condition precedent that the Independent Construction Consultant, the Manager, the General Contractor and/or the Architect (in each case after appropriate consultation with the Issuers) deliver their respective certificates required under this Agreement, and such failure continues for thirty (30) days after notice without being cured. Notwithstanding the foregoing, any failure by the Independent Construction Consultant to deliver its certificates hereunder which constitutes a breach of this Agreement by the Independent Construction Consultant shall not be given effect for purposes of determining whether an Event of Default exists under this Section 9.2.

9.3 Exception to Prior Disbursement. The existence of an exception to a prior disbursement relating to the Project in excess of $50,000 which is not remedied within thirty (30) days after notice.

9.4 Insufficient Funds. Any time that there are not Available Funds (a) to permit each portion of the Project to be Operating on or before the applicable Operating Deadline or (b) to complete construction of the Project in accordance with the Final Plans and/or the Construction Disbursement Budget and such deficiency continues for a period of thirty (30) days after notice of such deficiency without being cured.

9.5 Performance of Certain Obligations. The Issuers shall fail to perform, observe or comply in all material respects with any of their obligations under Sections 10.1 (and such failure continues for a period of five (5) days after notice thereof without being cured) or 10.2 of this Agreement.

9.6 Failure to Deliver Collateral Agreements. The Issuers shall fail to deliver any material documents in accordance with the Pledge Agreement and such failure continues for a period of five (5) days after notice without being cured.

9.7 Abandonment of Project.

(a) Except as and to the extent permitted under the Indenture, the Company shall cease to own the Property or any portion thereof or the buildings, fixtures and other improvements situated on the Property; or

(b) Except as and to the extent permitted under the Indenture, the Issuers shall abandon the Project or otherwise cease to pursue the operations of the Project in accordance with the Indenture or shall sell or otherwise dispose of any interest in the Project to the extent prohibited under the Indenture.

9.8 Termination or Invalidity of Construction Documents. Any of the Material Construction Documents shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect (except in accordance with its terms upon completion of the respective work or delivery of the respective materials); provided that with respect to any Material Construction Document other than the Construction Contract and the Architect Agreement, no Event of Default shall be deemed to have occurred as a result of such termination so long as (a) the Company provides written notice to the Independent Construction Consultant (immediately upon, but in no event more than two (2) Business Days after, the Company’s becoming aware of such Construction Document’s ceasing to be in full force or effect) that the Company intends to replace the Contractor under such Construction Document (or that replacement is not necessary), and (b) in each case if, in the reasonable judgment of the Issuers, a replacement is necessary, the Company (i) obtains a replacement Contractor reasonably acceptable to the Independent Construction Consultant for the affected Contractor and (ii) enters into a replacement

Construction Document in accordance with Section 8.3, on terms no less beneficial to the Company than current market terms, within sixty (60) days of such termination.

9.9 Schedule of Operations. Each portion of the Project is not Operating on or before the applicable Operating Deadline.

10.	Disbursed Funds Account.

10.1 Rights of the Issuers to Disbursed Funds Account. All amounts disbursed from the Construction Disbursement Account shall either be paid directly to a Person (excluding the Company except in the case of the Initial Disbursements and with respect to amounts disbursed from the Construction Disbursement Account thereafter which are not in excess of $100,000.00 per calendar month) described in and pursuant to a Construction Disbursement Request or to the Disbursed Funds Account. After the Final CDA Disbursement, all amounts disbursed from the Completion Reserve Account pursuant to Section 7.5.3 of this Agreement shall either be paid directly to a Person described in and pursuant to the respective Completion Reserve Disbursement Request or to the Disbursed Funds Account. The Disbursed Funds Account shall be maintained in the name of the Issuers and all funds deposited or held in such account shall belong to the Issuers, against which the Issuers may draw for expenditures permitted by this Agreement only from time to time. All funds deposited and held in the Disbursed Funds Account shall, pending disbursement in accordance with this Agreement, be invested in cash or Cash Equivalents as directed by the Issuers, except as otherwise provided herein or in the Pledge Agreement. Pursuant to the Account Agreement, the Issuers have granted to the Trustee (for the benefit of itself and the holders of the Notes) a first priority security interest in its Disbursed Funds Account. Funds in the Disbursed Funds Account shall be disbursed solely in accordance with the terms and conditions of, and solely for the purposes permitted under, this Agreement and the Indenture. Further, the Issuers shall note in its records that all funds and other assets in the Disbursed Funds Account have been pledged to the Trustee.

10.2 Right to Substitute Disbursed Funds Account. The Issuers from time to time shall have the right to designate a substitute account to serve as the Disbursed Funds Account; provided that no such substitute account shall become the “Disbursed Funds Account” until (a) the depository financial institution at which the substitute account is located shall have acknowledged in a manner satisfactory to the Trustee that such institution has waived its right of set-off in such account or any liens thereto, statutory or otherwise, and will have entered into an agreement substantially similar to a Pledge Agreement, and (b) the Trustee shall have received notice of the location and account number of such new substitute account.

11.	Limitation of Liability.

11.1 Disbursement Agent’s Limitation of Liability. The Disbursement Agent’s responsibility and liability under this Agreement shall be limited as follows: (a) the Disbursement Agent does not represent, warrant or guaranty to the Trustee or the holders of the Notes the performance by the Issuers, the Independent Construction Consultant, the Manager, the General Contractor, the Architect or any Contractor, Subcontractor, Subsubcontractor or provider of materials or services in connection with construction of the Project; (b) the Disbursement Agent shall have no responsibility to the Issuers, the Trustee or the holders of the

Notes as a consequence of performance by the Disbursement Agent hereunder, except with respect to breaches of its obligations under this Agreement or for gross negligence or willful misconduct of the Disbursement Agent; (c) the Issuers shall remain solely responsible for all aspects of their business and conduct in connection with the Property and the Project, the accuracy of all applications for payment, and the proper application of all disbursements; (d) except as set forth herein, the Disbursement Agent is not obligated to supervise, inspect or inform the Issuers, the Trustee or any third party of any aspect of the construction of the Project or any other matter referred to above; and (e) except as set forth herein, the Disbursement Agent owes no duty of care to the Issuers, to protect against, or to inform the Issuers of, any negligent, faulty, inadequate or defective design or construction of the Project or otherwise. The Disbursement Agent shall have no duties or obligations hereunder, except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except for its gross negligence or willful misconduct. The Trustee agrees that if the Disbursement Agent fails to deliver any certificates in material breach of the terms hereof, such delivery requirement shall be waived.

11.2 Independent Construction Consultant’s Limitation of Liability. The Independent Construction Consultant’s responsibility and liability under this Agreement shall be limited as follows: (a) the Independent Construction Consultant does not represent, warrant or guaranty to the Trustee or the holders of the Notes the performance by the Issuers, the Disbursement Agent, the Manager, the General Contractor, the Architect or any Contractor, Subcontractor, Sub- subcontractor or provider of materials or services in connection with construction of the Project; (b) except to the extent the Independent Construction Consultant has actual knowledge, the Independent Construction Consultant shall not be responsible for, and shall not be obligated to make any specific inquiry with respect to, matters pertaining to: historical architecture review, any Gaming Authority or Racing Authority, Gaming Licenses, Racing Licenses, Liens against the Project (except in connection with the responsibilities of the Independent Construction Consultant set forth herein), and whether the Project is in a condition to receive customers in the ordinary course of business; (c) in connection with a request for disbursement to pay Soft Costs, the Independent Construction Consultant shall only be responsible for certifying that there is adequate availability in the applicable line item under the Construction Disbursement Budget with respect to such Disbursement Request and the other certifications contained in the Officers’ Certificate of Independent Construction Consultant substantially as set forth in Exhibit 1 to Exhibit E-1 attached hereto; (d) in connection with a request for disbursement to pay Construction Expenses, the Independent Construction Consultant shall perform its obligations strictly in accordance with the requirements of Article 12 of the Construction Contract, time being of the essence as to the review and delivery of the Applications for Payment and its certifications hereunder and thereunder, as the case may be, and (e) the Issuers shall remain solely responsible for all aspects of their business and conduct in connection with the Company Properties and the Project, the accuracy of all applications for payment, and the proper application of all disbursements. The Independent Construction Consultant shall have no duties or obligations hereunder, except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except for its gross negligence or willful misconduct. The Independent Construction Consultant shall have the right to rely (so long as such reliance is reasonable and in good faith) on certificates received from the Issuers, the Manager, the Architect and the General Contractor. Anything in this Agreement to the contrary notwithstanding, in no event shall the Independent Construction Consultant be liable to any party hereto for any form of special, indirect or consequential damages, including, without limitation, damages for economic loss (such as business interruption or loss of profits, however the same may be caused). The liability of the Independent Construction Consultant hereunder and under the Independent Construction Consultant Engagement Letter shall not exceed the sum of all fees payable to the Independent Construction Consultant hereunder and in accordance with the Independent Construction Consultant Engagement Letter.

12. Indemnity and Insurance.

12.1 Indemnity. The Issuers each indemnify, protect, hold harmless and agree to defend each of the Independent Construction Consultant and the Disbursement Agent and each of their respective officers, directors, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including defense costs, investigative fees and costs, legal fees, and claims for damages, arising from the performance by the Independent Construction Consultant or the Disbursement Agent, as applicable, under this Agreement, except to the extent that such liability, expense or claim is imposed upon the Independent Construction Consultant or the Disbursement Agent, as set forth in Sections 11.1 and 11.2.

12.2 Insurance. The Independent Construction Consultant, at its sole cost and expense, shall purchase and maintain throughout the term of this Agreement, the following insurance policies:

(a) Comprehensive general liability insurance, with minimum limits of One Million Dollars ($1,000,000) combined single limit per occurrence, covering all property damage arising out of its operation under this Agreement.

(b) Workers’ compensation insurance covering all of its employees and volunteers.

Said policies shall provide for thirty (30) days’ prior written notice to the Trustee and the Issuers of cancellation or material change. If any of such insurance is written on a claims made form, following termination of this Agreement, coverage shall survive for the maximum reporting period available at each anniversary date of such insurance, or not less than one (1) year, whichever is greater. The limits of coverage required under subparagraph (a) above shall not in any way limit the liability of the Independent Construction Consultant under this Agreement (which liability it limited, however, by Section 11.2).

13.	Termination.

This Agreement shall terminate automatically thirty (30) days following such time as all amounts in the Accounts and the Disbursed Funds Account have been distributed pursuant to and in accordance with the terms hereof and the entire Project is Operating; provided, however, that (a) the obligations of the Issuers under Section 12 of this Agreement shall survive termination of this Agreement and (b) if, following an Event of Loss, there exist Net Loss Proceeds that (in accordance with the Indenture) are deliverable to the Trustee and are eligible for distribution to the Issuers for rebuilding, repair, replacement or construction, then the Issuers, the Disbursement Agent and the Independent Construction Consultant shall execute and deliver to the Trustee such documentation as the Trustee reasonably deems necessary in order to cause (i) the Trustee to possess a first priority perfected security interest in said funds, and (ii) the Disbursement Agent and the Independent Construction Contractor to administer the disbursement of said funds for such rebuilding, repair, replacement or construction pursuant to disbursement control procedures substantially akin to those set forth herein. In the event that the Net Loss Proceeds are so distributed, the Disbursement Agent shall be paid a sum not to exceed $1,000.00 per month until all such funds are disbursed.

14.	Substitution or Resignation.

14.1 Disbursement Agent. The Disbursement Agent may be removed by the Issuers or may resign hereunder with the prior written reasonable approval of the Issuers. A resignation by the Disbursement Agent under the terms of this Section 14.1 shall become effective only upon the successor Disbursement Agent’s acceptance of appointment as provided in this Section 14.1.

14.1.1 After obtaining the consent of the Issuers, the Disbursement Agent may resign in writing at any time and be discharged from all duties hereunder upon 30 days’ written notice to all parties hereto. The Trustee (if a different Person than the Disbursement Agent) or the holders of a majority in principal amount of the then outstanding Notes may remove the Disbursement Agent upon 30 days’ written notice by so notifying the Disbursement Agent, the Trustee, the Independent Construction Consultant and the Issuers.

14.1.2 If the Disbursement Agent resigns or is removed or if a vacancy exists in the office of Disbursement Agent for any reason, the Trustee (if a different Person than the Disbursement Agent) shall, and the holders of a majority in principal amount of the then outstanding Notes (if such holders provided a notice pursuant to Section 14.1.1 or if there is no Trustee capable of acting at such time) may, promptly appoint a successor Disbursement Agent reasonably acceptable to the Issuers. Within one year after any successor Disbursement Agent appointed by the Trustee takes office, the holders of a majority in principal amount of the then outstanding Notes may appoint a successor Disbursement Agent reasonably acceptable to the Issuers to replace the Disbursement Agent appointed by the Trustee.

14.1.3 If a successor Disbursement Agent does not take office within 60 days after the retiring Disbursement Agent resigns or is removed, the retiring Disbursement Agent, the Trustee, the Issuers or the holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Disbursement Agent.

14.1.4 A successor Disbursement Agent shall deliver a written acceptance of its appointment to the retiring Disbursement Agent, the Issuers and the Trustee. Thereupon, the resignation or removal of the retiring Disbursement Agent shall become effective, and the successor Disbursement Agent shall have all the rights, powers and duties of the Disbursement Agent under this Agreement. The retiring Disbursement Agent shall promptly transfer all property held by it as Disbursement Agent to the successor Disbursement Agent.

14.1.5 If the Disbursement Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Disbursement Agent.

14.1.6 The Disbursement Agent shall at all times be a bank chartered under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition and a Thomson’s Bank Watch rating of B or better.

14.1.7 The Independent Construction Consultant acknowledges and agrees that the Trustee and the Issuers shall have the right to change the party acting as the “Disbursement Agent” to the extent permitted pursuant to this Agreement, and the Trustee and the Issuers agree to provide written notice to the Independent Construction Consultant of any such change.

14.2 Independent Construction Consultant. The Trustee or the holders of a majority in principal amount of the then outstanding Notes shall have the right (independently or at the request of the Issuers, subject to the reasonable approval of the Trustee or such holders), upon the expiration of thirty (30) days following delivery of written notice of substitution to the Disbursement Agent, the Independent Construction Consultant, and the Trustee, and payment to the Independent Construction Consultant of all amounts due and owing to the Independent Construction Consultant under the terms of the Independent Construction Consultant Engagement Letter, to cause the Independent Construction Consultant to be relieved of its duties hereunder and to select a substitute independent construction consultant to serve hereunder, which substitute Independent Construction Consultant shall be subject to the reasonable approval of the Issuers. The Issuers shall have the right upon the expiration of thirty (30) days following the delivery of written notice of substitution to the Disbursement Agent, the Independent Construction Consultant and the Trustee, and payment to the Independent Construction Consultant of all amounts due and owing to the Independent Construction Consultant under the terms of the Independent Construction Consultant Engagement Letter, to cause the Independent Construction Consultant to be relieved of its duties after a breach by the Independent Construction Consultant of its obligations hereunder which has not been cured by the expiration of applicable notice, grace and cure periods. The Independent Construction Consultant may resign at any time after thirty (30) days’ written notice to all parties hereto. Such resignation shall take effect after the date in the applicable calendar month on which the then-current Application for Payment has been approved by the Independent Construction Consultant in accordance with this Agreement and the disbursement covered thereby has been made to the Issuers, and payment is made to the Independent Construction Consultant of all amounts due and owing to the Independent Construction Consultant under the terms of the Independent

Construction Consultant Engagement Letter. Upon selection of such substitute independent construction consultant by the Trustee or the holders of a majority in principal amount of the then outstanding Notes, the Trustee, the Disbursement Agent and the substitute independent construction consultant shall enter into an assignment and assumption agreement pursuant to which the Independent Construction Consultant Engagement Letter and the interest of the Independent Construction Consultant shall be assigned by the Independent Construction Consultant to such substitute independent construction consultant hereunder and such substitute independent construction consultant assumes all of the obligations of the retiring Independent Construction Consultant hereunder and thereunder, as the case may be, and agrees to perform the duties of the independent construction consultant pursuant to the terms hereof and thereof for the benefit of the Trustee and the holders of the Notes. Thereafter, the Independent Construction Consultant shall be relieved of its duties and obligations to perform hereunder and under the Independent Construction Consultant Engagement Letter (but not its liabilities which shall survive any such assignment), except that the retiring Independent Construction Consultant shall transfer to the substitute independent construction consultant upon request therefor originals of all books, records, and other documents in the Independent Construction Consultant’s possession relating to this Agreement. Any substitute Independent Construction Consultant shall be recognized nationally or in the State of Louisiana as an expert in connection with the oversight of construction practices and construction disbursement procedures for construction projects of similar size and scope to the Project (and specifically casinos and racetracks, to the extent practicable).

15.	Account Statement.

On the first day of each and every calendar month, the Disbursement Agent shall deliver to the Issuers, the Independent Construction Consultant and Trustee a statement prepared by the Disbursement Agent in a form reasonably satisfactory to the Independent Construction Consultant, the Trustee and the Issuers, setting forth with reasonable particularity the balance of funds then in each of the Accounts and the Disbursed Funds Account and the manner in which such funds are invested.

16.	Notice.

The parties hereto irrevocably instruct the Disbursement Agent that on the first date upon which the balance in any of the Completion Reserve Account and/or the Construction Disbursement Account is reduced to zero, the Disbursement Agent shall deliver to the Trustee, the Independent Construction Consultant and the Issuers a notice that the balance in such account(s) has been reduced to zero.

17.	Miscellaneous.

17.1 Waiver. Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

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17.2 Invalidity. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties’ intent.

17.3 No Authority. Except as set forth herein, neither the Disbursement Agent nor the Independent Construction Consultant shall have any authority to, and neither shall, make any warranty or representation or incur any obligation on behalf of, or in the name of, the Trustee.

17.4 Assignment. This Agreement is personal to the parties hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

17.5 Benefit. The parties hereto, the holders from time to time of the Notes, and their respective successors and assigns, but no others, shall be bound hereby and entitled to the benefits hereof.

17.6 Time. Time is of the essence of each provision of this Agreement.

17.7 Choice of Law; Choice of Forum. (a) The existence, validity, construction, operation and effect of any and all terms and provisions of this Agreement shall be determined in accordance with and governed by the substantive laws of the State of New York.

(b) Subject to Section 17.13.2, any action to enforce, arising out of or relating in any way to the provisions of this Agreement shall be brought and prosecuted in any state or federal court in the State of New York, and the parties consent to the personal and subject matter jurisdiction of said court.

17.8 Entire Agreement; Amendments. This Agreement (together with the Indenture and the Collateral Agreements) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties.

17.9 Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either (a) on the day of hand delivery; (b) on the date of confirmation of receipt of electronic facsimile transmission; or (c) on the third day after sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested, addressed as follows:

To the Disbursement Agent:

U.S. Bank National Association

180 East 5th Street

St. Paul, Minnesota 55101

Attention: Corporate Trust Department

Telecopier No.: (651) 244-0711

To the Trustee:

U.S. Bank National Association

180 East 5th Street

St. Paul, Minnesota 55101

Attention: Corporate Trust Department

Telecopier No.: 651-244-0711

To the Company or the Issuers:

The Old Evangeline Downs, L.L.C.

The Old Evangeline Downs

Capital Corporation P.O. Box 90270

Lafayette, Louisiana 70509-0270

Attention: Michael S. Luzich

Telecopier No.: 702-247-6822

with a copy to:

The Old Evangeline Downs, L.L.C.

The Old Evangeline Downs

Capital Corporation

7137 Mission Hills Drive

Las Vegas, Nevada 89113

Attention: Michael S. Luzich

Telecopier No.: 702-247-6822

and to:

The Old Evangeline Downs, L.L.C.

The Old Evangeline Downs

Capital Corporation

c/o Jefferies & Co., Inc.

11100 Santa Monica Blvd.

10th Floor

Los Angeles, California 90025

Attention: M. Brent Stevens

To the Independent Construction Consultant:

Abacus Project Management, Inc.

3030 N. Central Avenue, Suite 1207

Phoenix, Arizona 85012

Attention: Hugh C. Coyle, FRICS

Telecopier No.: 602-265-9360

or at such other address as the specified entity most recently may have designated in writing in accordance with this paragraph to the others. Any notice to the Disbursement Agent or the Trustee under this Agreement shall be deemed effective only upon receipt.

17.10 Counterparts. This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.11 Captions. Captions in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

17.12 Right to Consult Counsel. Each of the Disbursement Agent and the Trustee may, if any of them deems necessary or appropriate, consult with and be advised by counsel in respect of their duties hereunder. Each of the Disbursement Agent or the Trustee shall be entitled to rely upon the advice of its counsel in any action taken in its capacity as the Disbursement Agent or the Trustee, as the case may be, hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel. The Issuers agree to pay all such reasonable counsel fees.

17.13 Disputes. The parties to this Agreement shall have all rights at law and equity with respect to any disagreement or dispute by any party or among the parties with respect to the release of funds from the Accounts or concerning the rights or obligations of the parties with respect thereto (including matters relating to any certificates required to be delivered under this Agreement).

17.13.1 (a) Any disagreement with respect to the construction, meaning or effect of this Agreement, or any other controversy between the parties hereto arising out of this Agreement (other than as set forth in Section 17.13.1) shall be submitted to arbitration, one arbitrator to be chosen by the Issuers, one by the Trustee, and a third to be chosen by the first two arbitrators before they enter into arbitration. The arbitrators shall be impartial and shall be active or retired persons with experience in construction, development and /or construction lending.

(b) In the event that either party should fail to choose an arbitrator within fifteen (15) days following a written request by the other party to enter into arbitration, the requesting party may choose two arbitrators who shall, in turn, choose the third arbitrator. If the first two arbitrators have not chosen a third arbitrator at the end of fifteen (15) days following the last day of the selection of the first two arbitrators, each of the first two arbitrators shall name three candidates, of whom the other arbitrator shall eliminate two, and the determination of the third arbitrator shall be made from the remaining two candidates by drawing lots. Each party shall present its case to the arbitrators within fifteen (15) days following the date of the appointment of the third arbitrator. The decision of a majority of the three arbitrators shall be final and binding upon both parties. Judgment may be entered upon the arbitration award in any court having jurisdiction. Any such arbitration shall take place in New York City, unless some other location is mutually agreed upon by the parties. The arbitrators shall resolve any dispute arising hereunder in a manner consistent with the intent of the parties as expressed in this Agreement. The arbitrators shall not award any punitive, consequential or exemplary damages or any amount in excess of the amount to be released from the relevant Account.

(c) The parties shall use their best efforts to resolve the dispute as soon as practicable and to comply, if available, with the fast track procedures specified in the American Arbitration Association’s Construction Industry Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d) Notwithstanding any provisions contained herein to the contrary, the provisions contained in this Section shall not prohibit the Trustee from exercising any of its rights or remedies set forth in the Indenture, the Notes or the other Collateral Agreements.

IN WITNESS WHEREOF, the parties have executed and delivered this Cash Collateral and Disbursement Agreement as of the day first above written.

DISBURSEMENT AGENT	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ FRANK P. LESLIE
	Name:	Frank P. Leslie
	Title:	Vice President

TRUSTEE	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ FRANK P. LESLIE
	Name:	Frank P. Leslie
	Title:	Vice President

INDEPENDENT CONSTRUCTION CONSULTANT	ABACUS PROJECT MANAGEMENT, INC. an Arizona corporation

	By:	/s/ HUGH COYLE
	Name:	Hugh Coyle
	Title:	Principal

COMPANY	THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company

	By:	/s/ NATALIE SCHRAMM
	Name:	Natalie Schramm
	Title:	CFO

CAPITAL	THE OLD EVANGELINE DOWNS CAPITAL CORP., a Delaware corporation

	By:	/s/ NATALIE SCHRAMM
	Name:	Natalie Schramm
	Title:	CFO

[Signature Page to Cash Collateral and Disbursement Agreement]

U.S. Bank National Association, acting in its capacity as Securities Intermediary under (and as defined in) the Pledge and Security Agreement, hereby acknowledges its agreement to be bound by the provisions set forth in Section 2.4 of this Agreement to the extent any written direction of the Disbursement Agent delivered to the Securities Intermediary pursuant thereto is not inconsistent with any written direction of the Trustee delivered to the Securities Intermediary pursuant to the Pledge and Security Agreement.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ FRANK P. LESLIE
Name:	Frank P. Leslie
Title:	Vice President

[Signature Page to Cash Collateral and Disbursement Agreement]